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                                  Exhibit 3.1


                                   CERTIFICATE
                                       OF
                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                J2 COMMUNICATIONS


James P. Jimirro and Bruce Vann do hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of J2 Communications, a California corporation.

2. The Restated Articles of Incorporation of this corporation are amended and restated to read in full as follows:

                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                J2 COMMUNICATIONS

The Second Amended and Restated Articles of Incorporation of J2 Communications, a California corporation existing under the California General Corporation Law (the "Corporation"), are as follows:

ARTICLE I

The name of the Corporation is J2 Communications.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the California General Corporation Law ("CGCL") other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

        SECTION 1. AUTHORIZED STOCK. The Corporation is authorized to issue two
(2) classes of shares, to be designated Common Stock and Preferred Stock, respectively. The Corporation is authorized to issue fifteen million (15,000,000) shares of Common Stock and two million (2,000,000) shares of Preferred Stock.

SECTION 2. DETERMINING RIGHTS OF PREFERRED STOCK. Subject to the provisions of


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this Article III relating to the Series B Convertible Preferred Stock of the
Corporation, (a) the Preferred Stock may be issued in any number of series, as determined by the board of directors of the Corporation (the "Board of Directors" or the "Board"), (b) the Board may by resolution fix the designation and number of shares of any such series of Preferred Stock and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series, and (c) the Board may thereafter in the same manner increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding).

        SECTION 3. ELIMINATION OF SERIES A PREFERRED STOCK. The Board previously determined by resolution, and by that certain "Certificate of Determination of the Series A Convertible Preferred Stock of J2 Communications" filed on July 17, 1986 in the Office of the Secretary of State of the State of California (the "Series A Determination"),that 150,000 shares of the Corporation's Preferred Stock should be designated Series A Convertible Preferred Stock (the "Series A Preferred") and should have the rights, preferences, privileges and restrictions designated in the Series A Determination. All shares of Series A Preferred were converted, by their terms, into shares of Common Stock upon the completion of the Corporation's initial public offering in 1986. The Board has by resolution reduced the number of authorized shares of Series A Preferred to zero, which action is confirmed hereby, with the effect that the Series A Determination has been cancelled and, unless created by subsequent action of the Board pursuant to this Article III, the Corporation has no authorized shares of Series A Preferred and no series of its preferred stock designated as "Series A Convertible Preferred Stock".

        SECTION 4. ESTABLISHMENT OF SERIES B PREFERRED STOCK. There is hereby established, authorized and created a series of the authorized Preferred Stock of the Corporation, no par value per share, which series shall be designated as "Series B Convertible Preferred Stock" and which series of Preferred Stock (the "SERIES B PREFERRED STOCK") shall consist of 68,406 authorized shares having the following preferences, rights, qualifications, limitations and restrictions:

                SECTION 4.1 DIVIDEND RIGHTS. The Corporation shall have the right to issue dividends and make distributions, whether cash, securities or otherwise, whether or not any shares of the Series B Preferred Stock are outstanding. The holders of Series B Preferred Stock shall have a right to participate in such dividends and distributions (including, without limitation, share dividends or distributions) to the extent that the holders of Common Stock participate, and the holders of Series B Preferred Stock shall receive a like dividend or distribution, pro rata and pari passu with the holders of Common Stock, with all holders of Series B Preferred Stock being treated as if they were holders of the number of shares of Common Stock into which their shares of Series B Preferred Stock could be converted in accordance with
        Section 4.4; provided, further, that no dividend or distribution shall be paid unless such dividends or distributions are sufficient to pay in full all amounts due to the holders of the Series B Preferred Stock and the holders of the Common Stock.


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               SECTION 4.2 VOTING RIGHTS. Except as otherwise provided herein or as required by law, the holders of Series B Preferred Stock shall vote, or act by written consent, as a single class with the holders of Common Stock of the Corporation, and not as a separate class, in the same manner and with the same voting rights, privileges and number of votes as if they were holders of the number of shares of Common Stock into which their shares of Series B Preferred Stock could be converted in accordance with Section 4.4.

               SECTION 4.3 LIQUIDATION RIGHTS. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and the Series B Preferred Stock, with all holders of Series B Preferred Stock being treated as if they were holders of the number of shares of Common Stock into which their shares of Series B Preferred stock could be converted in accordance with Section 4.4.

               SECTION 4.4 CONVERSION RIGHTS. The holders of Series B Preferred Stock shall have the following rights with respect to the conversion of Series B Preferred Stock into Common Stock (the "CONVERSION RIGHTS"):

               (a) RIGHT TO CONVERT. Subject to and in compliance with the provisions of this Section 4.4, any shares of Series B Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of one share of Series B Preferred Stock shall be entitled upon conversion shall be 28.169 shares (the CONVERSION RATE"), subject to adjustment as provided in Section 4.4(c).

               (b) MECHANICS OF CONVERSION. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4.4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert to Common Stock the number of shares of Series B Preferred Stock stated in such notice. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, and (if applicable) a certificate for the balance of any shares of Series B Preferred Stock surrendered but not converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock


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                        to be converted, and the person entitled to receive the
                        shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common stock on such date.

               (c) ADJUSTMENT FOR STOCK SPLITS AND REVERSE STOCK SPLITS. If the Corporation shall at any time or from time to time after the date that the first shares of Series B Preferred Stock are issued (the "ORIGINAL ISSUE DATE") effect a split of the outstanding Common Stock, the Conversion Rate in effect immediately before that split shall be proportionately increased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date effect a reverse split of the outstanding shares of Common Stock, the Conversion Rate in effect immediately before the reverse split shall be proportionately decreased. Any adjustment under this
                        Section 4.4(c) shall become effective at the close of business on the date the split or reverse split of Common Stock becomes effective.

               (d) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of a share of the Common Stock on the date of conversion (as determined in good faith by the Board of Directors).

               (e) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be


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                        sufficient for such purpose.

               (f)      NOTICES. Any notice required by the provisions of this
                        Section 4.4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

               (g) (g) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

               (h) NO IMPAIRMENT. The Corporation shall not amend its Articles of Incorporation or Bylaws or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all actions as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

        SECTION 4.5 NO REISSUANCE OF SERIES B PREFERRED STOCK. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares the Corporation is authorized to issue.

        SECTION 4.6 NEGATIVE COVENANTS OF THE CORPORATION. So long as any shares of Series B Preferred Stock remain outstanding, except with the prior written consent of the holders of a majority of the then outstanding Series B Preferred Stock, the Corporation shall not: (a) amend, alter or repeal any rights, preferences or privileges of, or any restrictions provided for the benefit of, the Series B Preferred; (b) amend the Articles of Incorporation or the Bylaws of the Corporation to adversely affect the rights of the


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holders of the Series B Preferred Stock; (c) authorize, create or issue (by reclassification or otherwise) any shares of any class or series of stock having preferences senior to the Series B Preferred Stock; (d) amend or repeal this
Section 4.6.

ARTICLE IV
The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Additionally, the Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification set forth in Section 204 of the CGCL. Any repeal or modification of this Article IV shall only be prospective and shall not affect the rights under Article IV in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of the corporation.

4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 903 of the CGCL. The total number of outstanding shares of Common Stock of the corporation is 1,382,483. The number of shares voting in favor of such amendment and restatement was 950,916, which number exceeded the vote required, which was more than fifty percent (50%) of the outstanding shares of Common Stock.


The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true of each of his own knowledge. Executed in Los Angeles, California on this 17th day of May, 2002.



                                            -------------------------------
                                            James P. Jimirro, President


                                            -------------------------------
                                            Bruce Vann, Acting Secretary